EXHIBIT 99.1
Leidos Holdings, Inc. Reports First Quarter Fiscal Year 2024 Results

•Revenues of $4.0 billion, up 7% year-over-year
•Net income of $283 million or $2.07 per diluted share
•Adjusted EBITDA (non-GAAP) of $490 million (12.3% margin)
•Non-GAAP Diluted Earnings per Share of $2.29, up 56% year-over-year
•Cash Flows from Operations of $63 million; Free Cash Flow (non-GAAP) of $46 million
•Net Bookings of $3.7 billion (book-to-bill ratio of 0.9 for the quarter and 1.1 for trailing twelve months)
RESTON, Va., April 30, 2024 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® innovation company, today reported financial results for the first quarter of fiscal year 2024.
Thomas Bell, Leidos Chief Executive Officer, commented, "Our strong start to the year demonstrates the team's ability to deliver for its employees, customers, and shareholders. With greater visibility around customer funding and performance ahead of plan, we are raising guidance on all metrics ahead of our typical pace. We fully expect that 2024 will showcase our commitment to profitable growth. Going forward, our focus remains on operational execution while we develop a robust strategy, invest in disruptive technology-driven solutions, and unlock maximum value through our capability-based organization."
Summary Operating Results

	Three Months Ended
(in millions, except margin and per share data)	March 29, 2024	March 31, 2023
Revenues	$3,975	$3,699
Net income	$283	$164
Net income margin	7.1%	4.4%
Diluted earnings per share (EPS)	$2.07	$1.17

Non-GAAP Measures*:
Adjusted EBITDA	$490	$346
Adjusted EBITDA margin	12.3%	9.4%
Non-GAAP diluted EPS	$2.29	$1.47

* Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Leidos' results of operations and financial condition, including its ability to comply with financial covenants. See Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.
Revenues for the quarter were $3.98 billion, up 7% compared to the first quarter of 2023. Revenues grew year-over-year due to increased demand across all customer segments, especially for managed health services.
For the first quarter, net income was $283 million, or $2.07 per diluted share. Net income and diluted EPS were up 73% and 77% year-over-year, respectively. Net income margin of 7.1% increased from 4.4% in the first quarter of 2023.
Adjusted EBITDA was $490 million for the first quarter, up 42% year-over-year. Record adjusted EBITDA margin of 12.3% increased from 9.4% in the first quarter of 2023. Non-GAAP net income was $313 million for the first quarter, up 53% year-over-year, and non-GAAP diluted EPS for the quarter was $2.29, up 56% year-over-year. The primary drivers of increased profitability were increased volumes on fixed-rate managed health services and improved cost control across the company.

Cash Flow Summary
In the first quarter, Leidos generated $63 million of net cash provided by operating activities and used $12 million in investing activities and $228 million in financing activities. Net cash provided by operating activities was driven by strong EBITDA and collections performance. Days Sales Outstanding (DSO) for the quarter was 62, in line with the first quarter of 2023.
Investing activities consisted primarily of $17 million in property, equipment and software payments, which resulted in quarterly free cash flow of $46 million. Leidos returned $236 million to shareholders in the first quarter, including $183 million in share repurchases and $53 million as part of its regular quarterly cash dividend program. As of March 29, 2024, Leidos had $633 million in cash and cash equivalents and $4.7 billion of debt.
On April 26, 2024, the Leidos Board of Directors declared a cash dividend of $0.38 per share to be paid on June 28, 2024, to stockholders of record at the close of business on June 14, 2024.
Business Development
Net bookings totaled $3.7 billion in the quarter, representing a book-to-bill ratio of 0.9. As a result, backlog at the end of the quarter was $36.6 billion, of which $8.0 billion was funded.
Forward Guidance
Leidos is updating its fiscal year 2024 guidance as follows:

FY24 Guidance
Measure	Current	Prior
Revenues (billions)	$16.0 - $16.4	$15.7 - $16.1
Adjusted EBITDA Margin	Mid-to-High 11%	Mid-to-High 10%
Non-GAAP Diluted EPS	$8.40 - $8.80	$7.50 - $7.90
Cash Flows Provided by Operating Activities (billions)	approximately $1.3	approximately $1.1
For information regarding adjusted EBITDA margin and non-GAAP diluted EPS, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income at this time. The amounts of these deductions may be material and, therefore, could result in projected net income and diluted EPS being materially less than what may be implied by projected adjusted EBITDA margins and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8 A.M. eastern time on April 30, 2024. A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com). An archived version of the webcast will be available on the Leidos Investor Relations website until April 30, 2025.
About Leidos
Leidos is a Fortune 500® innovation company rapidly addressing the world’s most vexing challenges in national security and health. The company's global workforce of 47,000 collaborates to create smarter technology solutions for customers in heavily regulated industries. Headquartered in Reston, Virginia, Leidos reported annual revenues of approximately $15.4 billion for the fiscal year ended December 29, 2023. For more information, visit www.leidos.com.

Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of our future growth, strategy and financial and operating performance, including future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis) and cash flows provided by operating activities, as well as statements about our business contingency plans, government budgets and the ongoing Continuing Resolution, uncertainties in tax due to new tax legislation or other regulatory developments, strategy, planned investments, sustainability goals and our future dividends, share repurchases, capital expenditures, debt repayments, acquisitions, dispositions and cash flow conversion. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.
Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: developments in the U.S. government defense and non-defense budgets, including budget reductions, sequestration, implementation of spending limits or changes in budgetary priorities, delays in the U.S. government budget process or a government shutdown, or the U.S. government’s failure to raise the debt ceiling, which increases the possibility of a default by the U.S. government on its debt obligations, related credit-rating downgrades, or an economic recession; uncertainties in tax due to new tax legislation or other regulatory developments; rising inflationary pressures and fluctuations in interest rates; delays in the U.S. government contract procurement process or the award of contracts and delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of our company; our ability to effectively compete and win contracts with the U.S. government and other customers; our ability to respond rapidly to emerging technology trends, including the use of artificial intelligence; our reliance on information technology spending by hospitals/healthcare organizations; our reliance on infrastructure investments by industrial and natural resources organizations; energy efficiency and alternative energy sourcing investments; investments by U.S. government and commercial organizations in environmental impact and remediation projects; the effects of health epidemics, pandemics and similar outbreaks may have on our business, financial position, results of operations and/or cash flows; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; our ability to accurately estimate costs, including cost increases due to inflation, associated with our firm-fixed-price contracts and other contracts; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; cybersecurity, data security or other security threats, system failures or other disruptions of our business; our compliance with international, federal, state and local laws and regulations regarding privacy, data security, protection, storage, retention, transfer and disposal, technology protection and personal information; the damage and disruption to our business resulting from natural disasters and the effects of climate change; our ability to effectively acquire businesses and make investments; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts; the failure of our inspection or detection systems to detect threats; the adequacy of our insurance programs, customer indemnifications or other liability protections designed to protect us from significant product or other liability claims, including cybersecurity attacks; our ability to manage risks associated with our international business; our ability to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and similar worldwide anti-corruption and anti-bribery laws and regulations; our ability to protect our intellectual property and other proprietary rights by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to prevail in litigation brought by third parties of infringement, misappropriation or other violations by us of their intellectual property rights; our ability to declare or increase future dividends based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable law and our agreements; our ability to grow our commercial health and infrastructure businesses, which could be negatively affected by budgetary constraints faced by hospitals and by developers of energy and infrastructure projects; our ability to successfully integrate acquired businesses; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face.

These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of April 30, 2024. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Melissa Lee Dueñas
571.526.6124	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)

	Three Months Ended
	March 29, 2024	March 31, 2023
Revenues	$3,975	$3,699
Cost of revenues	3,337	3,204
Selling, general and administrative expenses	226	233
Acquisition, integration and restructuring costs	4	3
Equity earnings of non-consolidated subsidiaries	(7)	(6)
Operating income	415	265
Non-operating income (expense):
Interest expense, net	(49)	(54)
Other income (expense), net	2	(4)
Income before income taxes	368	207
Income tax expense	(85)	(43)
Net income	283	164
Less: net (loss) income attributable to non-controlling interest	(1)	2
Net income attributable to Leidos common stockholders	$284	$162

Earnings per share:
Basic	$2.09	$1.18
Diluted	2.07	1.17

Weighted average number of common shares outstanding:
Basic	136	137
Diluted	137	138

Cash dividends declared per share	$0.38	$0.36

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share data)

	March 29, 2024	December 29, 2023
Assets:
Cash and cash equivalents	$633	$777
Receivables, net	2,713	2,429
Inventory, net	318	310
Other current assets	486	489
Total current assets	4,150	4,005
Property, plant and equipment, net	972	961
Intangible assets, net	629	667
Goodwill	6,099	6,112
Operating lease right-of-use assets, net	493	512
Other long-term assets	474	438
Total assets	$12,817	$12,695

Liabilities:
Accounts payable and accrued liabilities	$2,301	$2,277
Accrued payroll and employee benefits	740	695
Current portion of long-term debt	43	18
Total current liabilities	3,084	2,990
Long-term debt, net of current portion	4,636	4,664
Operating lease liabilities	495	516
Other long-term liabilities	289	267
Total liabilities	8,504	8,437

Stockholders’ equity:
Common stock, $0.0001 par value, 500,000,000 shares authorized, 135,097,654 and 135,766,419 shares issued and outstanding at March 29, 2024, and December 29, 2023, respectively	—	—
Additional paid-in capital	1,735	1,885
Retained earnings	2,595	2,364
Accumulated other comprehensive loss	(72)	(48)
Total Leidos stockholders’ equity	4,258	4,201
Non-controlling interest	55	57
Total stockholders' equity	4,313	4,258
Total liabilities and stockholders' equity	$12,817	$12,695

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	March 29, 2024	March 31, 2023
Cash flows from operations:
Net income	$283	$164
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation and amortization	69	82
Stock-based compensation	20	18
Deferred income taxes	(25)	(43)
Other	(6)	5
Change in assets and liabilities:
Receivables	(281)	(166)
Other current assets and other long-term assets	(35)	(9)
Accounts payable and accrued liabilities and other long-term liabilities	(101)	(97)
Accrued payroll and employee benefits	48	13
Income taxes receivable/payable	91	(65)
Net cash provided by (used in) operating activities	63	(98)
Cash flows from investing activities:
Payments for property, equipment and software	(17)	(39)
Other	5	—
Net cash used in investing activities	(12)	(39)
Cash flows from financing activities:
Proceeds from debt issuance	—	1,743
Repayments of borrowings	(4)	(1,711)
Payments for debt issuance costs	—	(7)
Dividend payments	(53)	(50)
Repurchases of stock and other	(183)	(43)
Proceeds from issuances of stock	13	12
Net capital distributions to non-controlling interests	(1)	(1)
Net cash used in financing activities	(228)	(57)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(4)	2
Net decrease in cash, cash equivalents and restricted cash	(181)	(192)
Cash, cash equivalents and restricted cash at beginning of period	928	683
Cash, cash equivalents and restricted cash at end of period	747	491
Less: restricted cash at end of period	114	112
Cash and cash equivalents at end of period	$633	$379

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Three Months Ended
	March 29, 2024	March 31, 2023
Revenues:
National Security and Digital	$1,793	$1,757
Health & Civil	1,199	1,008
Commercial & International	509	489
Defense Systems	474	445
Total	$3,975	$3,699

Operating income (loss):
National Security and Digital	$175	$145
Health & Civil	222	113
Commercial & International	34	13
Defense Systems	21	23
Corporate	(37)	(29)
Total	$415	$265

Operating income margin:
National Security and Digital	9.8%	8.3%
Health & Civil	18.5%	11.2%
Commercial & International	6.7%	2.7%
Defense Systems	4.4%	5.2%
Total	10.4%	7.2%
National Security and Digital
National Security and Digital revenues of $1.79 billion increased by 2% compared to the prior year quarter. Revenue growth was primarily driven by increased volumes on the Sentinel contract and Defense Enclave Services (DES) program. For the quarter, operating income margin increased to 9.8% from 8.3% in the prior year quarter, and non-GAAP operating income margin increased to 10.1% from 8.9% in the prior year quarter. The increase in segment profitability was primarily attributable to staffing efficiencies and milestone achievement on certain fixed price programs.
Health & Civil
Health & Civil revenues of $1.20 billion increased by 19% compared to the prior year quarter. Health & Civil operating income margin for the quarter was 18.5%, compared to 11.2% in the prior year quarter, and non-GAAP operating income margin was 19.0%, compared to 12.2% in the prior year quarter. The increase in revenues and segment profitability was driven by increased volumes and case complexity within the managed health services business.

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

Commercial & International
Commercial & International revenues of $509 million increased by 4% compared to the prior year quarter driven by increased deliveries of security products. Operating income margin for the quarter was 6.7%, compared to 2.7% in the prior year quarter, and non-GAAP operating margin was 8.3%, compared to 4.7% in the prior year quarter. The increase in segment profitability was due to increased volumes and improved cost control within the security products business.
Defense Systems
Defense Systems revenues of $474 million increased by 7% compared to the prior year quarter, primarily driven by increased volumes within the airborne surveillance and reconnaissance and hypersonics businesses. Defense Systems operating income margin for the quarter was 4.4%, compared to 5.2% in the prior year quarter, and non-GAAP operating margin was 8.0%, compared to 9.7% in the prior year quarter. The decrease in segment profitability is primarily attributable to program mix shifts.

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors, including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under IDIQ, General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.
The estimated value of backlog as of the dates presented was as follows:

	March 29, 2024			March 31, 2023
Segment	Funded	Unfunded	Total	Funded	Unfunded	Total
National Security and Digital	$2,411	$15,144	$17,555	$2,984	$13,030	$16,014
Health & Civil	1,953	8,767	10,720	1,740	9,572	11,312
Commercial & International	2,465	2,071	4,536	2,537	1,317	3,854
Defense Systems	1,136	2,624	3,760	1,042	2,864	3,906
Total	$7,965	$28,606	$36,571	$8,303	$26,783	$35,086

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to organic revenue, non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, non-GAAP free cash flow and non-GAAP free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another representation of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Organic revenues capture the revenue that is inherent in the underlying business excluding the impact of acquisitions and divestitures made within the prior year; it is computed as current revenues excluding revenues from acquisitions within the last 12 months and divestitures within the current and year-ago periods.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination, severance costs and retention costs related to acquisitions and restructuring activities.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of internally developed intangible assets.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos common stockholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Non-GAAP free cash flow is computed by deducting expenditures for property, equipment and software from net cash provided by (used in) operating activities.
Non-GAAP free cash flow conversion is computed by dividing non-GAAP free cash flow by non-GAAP net income attributable to Leidos common stockholders; operating cash flow conversion is computed by dividing net cash provided by (used in) operating activities by net income attributable to Leidos shareholders.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except growth percentages)
The following table presents the reconciliation of revenues to organic revenues by reportable segment and total operations:

	Three Months Ended
	March 29, 2024	March 31, 2023	Percent Change
National Security and Digital
Revenues, as reported	$1,793	$1,757	2%

Health & Civil
Revenues, as reported	$1,199	$1,008	19%

Commercial & International
Revenues, as reported	$509	$489	4%

Defense Systems
Revenues, as reported	$474	$445	7%
Acquisition and divestiture revenues(1)	—	2
Organic revenues	$474	$443	7%

Total Operations
Revenues, as reported	$3,975	$3,699	7%
Acquisition and divestiture revenues(1)	—	2
Organic revenues	$3,975	$3,697	8%
(1) Year ago acquisition and divestiture revenues reflect revenues from assets subsequently divested. For the three months ended March 31, 2023, Defense Systems segment acquisition and divestiture revenues include the divestiture of an immaterial asset that was completed on October 20, 2023.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended March 29, 2024:

	Three Months Ended March 29, 2024
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Operating income	$415	$4	$37	$456
Non-operating expense, net	(47)	—	—	(47)
Income before income taxes	368	4	37	409
Income tax expense(1)	(85)	(1)	(10)	(96)
Net income	283	3	27	313
Less: net loss attributable to non-controlling interest	(1)	—	—	(1)
Net income attributable to Leidos common stockholders	$284	$3	$27	$314

Diluted EPS attributable to Leidos common stockholders(2)	$2.07	$0.02	$0.20	$2.29
Diluted shares	137	137	137	137

	Three Months Ended March 29, 2024
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Net income	$283	$3	$27	$313
Income tax expense(1)	85	1	10	96
Income before income taxes	368	4	37	409
Depreciation expense	32	—	—	32
Amortization of intangibles	37	—	(37)	—
Interest expense, net	49	—	—	49
EBITDA	$486	$4	$—	$490
EBITDA margin	12.2%			12.3%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share data and margin percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended March 31, 2023:

	Three Months Ended March 31, 2023
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Operating income	$265	$3	$52	$320
Non-operating expense, net	(58)	—	—	(58)
Income before income taxes	207	3	52	262
Income tax expense(1)	(43)	(1)	(13)	(57)
Net income	164	2	39	205
Less: net income attributable to non-controlling interest	2	—	—	2
Net income attributable to Leidos common stockholders	$162	$2	$39	$203

Diluted EPS attributable to Leidos common stockholders(2)	$1.17	$0.01	$0.28	$1.47
Diluted shares	138	138	138	138

	Three Months Ended March 31, 2023
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Net income	$164	$2	$39	$205
Income tax expense(1)	43	1	13	57
Income before income taxes	207	3	52	262
Depreciation expense	30	—	—	30
Amortization of intangibles	52	—	(52)	—
Interest expense, net	54	—	—	54
EBITDA	$343	$3	$—	$346
EBITDA margin	9.3%			9.4%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except margin percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended March 29, 2024
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
National Security and Digital	$175	$—	$6	$181	10.1%
Health & Civil	222	—	6	228	19.0%
Commercial & International	34	—	8	42	8.3%
Defense Systems	21	—	17	38	8.0%
Corporate	(37)	4	—	(33)	NM
Total	$415	$4	$37	$456	11.5%

	Three Months Ended March 31, 2023
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
National Security and Digital	$145	$—	$12	$157	8.9%
Health & Civil	113	—	10	123	12.2%
Commercial & International	13	—	10	23	4.7%
Defense Systems	23	—	20	43	9.7%
Corporate	(29)	3	—	(26)	NM
Total	$265	$3	$52	$320	8.7%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except percentages)

The following table presents the reconciliation of non-GAAP free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and non-GAAP free cash flow conversion ratios:

	Three Months Ended
	March 29, 2024	March 31, 2023
Net cash provided by (used in) operating activities	$63	$(98)
Payments for property, equipment and software	(17)	(39)
Non-GAAP free cash flow	$46	$(137)

Net income attributable to Leidos common stockholders	$284	$162
Acquisition, integration and restructuring costs(1)	3	2
Amortization of acquired intangibles(1)	27	39
Non-GAAP net income attributable to Leidos common stockholders	$314	$203

Operating cash flow conversion ratio	22%	(60)%
Non-GAAP free cash flow conversion ratio	15%	(67)%
(1) After-tax expenses excluded from non-GAAP net income.